LAWRENCE E. VAN ZETTEN, P.C.



January 5, 1998



United States Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C.  20549

RE:  WINCO PETROLEUM CORPORATION
     SEC FILE NO. 0-9295

Ladies and Gentlemen:

The undersigned Lawrence E. Van Zetten, P.C. previously acted as independent accountants to audit the financial statements of Winco Petroleum Corporation (the "Company").

This letter will confirm that we have reviewed Item 4. of the Company's Form 8-K/A dated December 8, 1997, captioned "CHANGED IN REGISTRANT'S CERTIFYING ACCOUNTANTS" and that we agree with the statements made therein as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K/A.

Dated this 5th day of January, 1998

Sincerely,


/s/ LAWRENCE E. VAN ZETTEN, P.C.
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Lawrence E. Van Zetten, P.C.